LICENSE AND JOINT PRODUCT DEVELOPMENT AGREEMENT

AGREEMENT, made as of this 23rd of September 2002, between GLOBAL MEDICAL SCIENCES LTD., a Barbados corporation, having its principal office in the City of Bridgetown, Barbados (hereinafter called "Licensor", acting for the present purposes by its agent Zecotek Holdings Inc) and Global Precision Medical Inc- (formerly San Antonios Resources), a British Columbia corporation having its principal office in the City of Vancouver, British Columbia, or its assignee San Antonios Resources (USA) Inc, its wholly-owned subsidiary ('Licensee')

WHEREAS Licensor is the lawful owner of intellectual property rights in a specified medical device known as the Urethral Stent (the "Stent"), having acquired these rights from the scientists listed in Appendix A,

WHEREAS Licensor acquired these intellectual property rights for the purpose of entering into the present joint licensing and development agreement having the express purpose of allowing the Stent to be taken to market after further development;

WHEREAS the intent of the parties is that the Licensor be active in all aspects of the project to eventually take the Stent to market;

WHEREAS Licensee wishes to enter into the present agreement to licence the Licensor's intellectual property rights in the Stent for the full term of the patent rights on the Stent, and to provide for the ongoing participation of the Licensor in further developing the Stent and taking it to market, said present agreement being made in consideration for the issuance to the Licensor of fully participating common shares in Licensee;

NOW, THEREFORE, in consideration of the mutual terms and conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1

In this Agreement,

a)

"Agreement” shall mean this Agreement and all instruments supplemental  hereto or in amendment or confirmation hereof, "herein", "hereof', "hereto",

"hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision-, "Article",

"Section", "Subsection" or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this

Agreement.

b)

"Books and Records" shall mean all books, records, files and documentation

(in whatever medium and wherever situated) of the Licensee-, for greater certainty, the phrase "Books and Records" shall include, without limitation, all statements, budgets, projections, books, ledgers, records, financial records, accounting records, consents, approvals, authorizations, written Contracts. Tax returns, Employee files, retiree files, insurance policies, Benefit Plans, documentation, evidence or indication of ownership of the Licensor in and to any Purchased Asset, all records and correspondence which pertain to its business;

c)

"Closing" shall mean the cornpletion of the transaction of licence contemplated herein;

d)

"Closing Date" shall mean September 23, 2002;

e)

"Company" shall mean Global Medical Sciences Ltd and any subsidiary thereof:

f)

"Improvements" means the addition to the Stent of characteristics different than than present at of the Closing Date-,

g)

"Insolvency Event" shall mean any event where the Company becomes insolvent, bankrupt, or, as a result of a purported insolvency, is subject to any court order having the effect of entrusting its management to a third party receiver or similar person for the purpose of managing the Company or its assets,

h)

"Intellectual Property Rights" shall mean (i) all domestic and foreign Patents, trade marks, trade names, service marks, copyrights, industrial designs, trade secrets, inventions, know-how, technology, (ii) all registrations and applications for  registration of intellectual property, and (iii) all ongoing research and development work undertaken in accordance with Article 2.2,

i)

"Material Event of Default" shall mean any of the following events which compromises materially the ability of Licensee to execute on the Permitted Uses of the Stent, and which has not been remedied by Licensee within thirty (30) davs from the day that Licensor provides notice to Licensor of such breach:

a)

the breach by Licensee of the representations and warranties provided herein,

b)

the Licensee is subject to an Insolvency Event;

c)

non-performance by the Licensee of its obligations;

d)

the Licensee commences to carry on business in a non-medical area without the Licensor's consent,

j)

"Licence" shall mean the rights granted to Licensee under the present Licence Agreement;

k)

"Licensed Property", shall mean the Licensor's Intellectual Property Rights in the Stent;

1)

"Patents" shall mean the patents and patent pending applications Iisted in Appendix B hereof;

I -

m)

 "Permitted Countries" shall mean every country for which Licensee shall have (a) obtained Regulatory Approval in respect of the Stent and (b) established that, to the best of its knowledge, the use of the Stent in such country does not violate Intellectual Property Rights of third parties;

n)

"Permitted Uses" shall mean the right to manufacture, produce, sell and otherwise commercialize the Stent in the Permitted Countries, which right shall not however include the right to grant sub-licences in respect of the Stent except with the Licensor's approval;

o)

"Regulatory Approval" shall mean the obtention (1) in Canada and the U.S., of a Certificate of Free Sale; (2) in the European Community, of a "CE Mark" (Conformit6 Europ6enne Mark), and (3) in other countries of an equivalent authorization to exploit the Stent in such country,

p)

"Scientists" shall mean the individuals listed on Appendix A;

q)

"Speciried Consideration" shall mean the issuance by Licensee of shares representing fifty percent an equal number of fully participating common shares in its capital stock that are issued and outstanding immediately before Closing Date;

r)

"Stent" shall mean the device described in the Patents,

ARTICLE 2

SCOPE OF AGREEMENT

2.1

Licensor presently grants to Licensee an exclusive worldwide license to use the Licensed Property in accordance of the Permitted Uses thereof in any Permitted Country, in consideration of the Specified Consideration.

2.2

Licensee agrees to so license the Licensed property provided the Licensor undertakes to continue actively the further development of the Stent by committing to research and development work by the Scientists or a number of Scientists, as the context may require, by means of ongoing revolving research and development agreements between the Licensor and the Scientists. Consideration for such research and development will be paid in accordance with agreed arm's length terms and will consequently be in addition to the Specified Consideration. Licensor also agrees to provide management support services on an active and regular basis to the Licensee.

ARTICLE 3

WARRANTIES AND REPRESENTATIONS

Representations and Warranties of the Licensor

3.1

The Licensor represents and warrants to the Licensee as follows and acknowledges that the Licensee is relying upon such representations and warranties in connection with the licence by the Licensee of the Licensed Property and that the Licensee would not have entered into this Agreement without such representations and warranties:

a)

Due Incorporation.

The Licensor:

i)

is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; and

ii)

has all necessary corporate power and authority to own and licence the Licensed Property,

b)

Due Authorization.

The Licensor has the necessary corporate power and authority to execute this Agreement and to perform its obligations hereunder. The execution of this Agreement by the Licensor and the performance by the Licensor of its obligations hereunder has been duly authorized by all necessary action on its part. Such execution and performance by the Licensor does not require any action or consent of, any registration with, or notification to, any person, or any action or consent under any Laws to which the Licensor is subject.

c)

Enforceability.      This Agreement constitutes a legal, valid and binding obligation of the Licensor enforceable against it in accordance with its terms.

d)

No conflict.

The execution of this Agreement, the consummation of the transactions contemplated herein, the performance by the Licensor of its obligations hereunder and the compliance by the Licensor with this Agreement do not:

i)

violate, contravene or breach, or constitute a default under, the constating instruments or by-laws of the Licensor-,

ii)

violate, contravene or breach, or constitute a default under any contract, agreement, indenture, instrument, or commitment to which the Licensor or any Subsidiary may be a party, or their properties may be subject, or by which any of them is bound or affected:

iii)

violate, contravene or breach any Laws.

e)

Ownership.       The Licensor is the rightful owner of any and all of the Intellectual Property Rights in the Stent licensed to Licensee as of the Closing Date and on an ongoing basis as the case may be.

f)

Claims.     There are no claims, demands or contestations by any person of which the Licensor is aware that may diminish the value of the Intellectual Property Rights in the Stent licensed by Licensee.

g)

Third parties. The Licensor has obtained any approval required from a third party to allow it to proceed with this Agreement and to licence the Intellectual

Property Rights in the Stent to Licensee.

Representations and Warranties of the Licensee.

3.2

The Licensee represents and warrants to the Licensor as follows and acknowledges that the Licensor is relying upon such representations and warranties and that the

Licensor would not have entered into this Agreement without such representations and warranties:

a)

Due Incorporation.    The Licensee is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the necessary corporate power to own or lease its properties and to carry on its business as such business is presently conducted.

b)

Due Authorization.     The Licensee has the necessary corporate power and authority to execute this Agreement and to perform its obligations hereunder. The execution of this Agreement by the Licensee and the performance by the Licensee of its obligations hereunder have been duly authorized by all necessary corporate action on its part. Such execution and performance by the Licensee does not require any action or consent of, any registration with, or notification to, any Person, or any action or consent under any Laws to which the Licensee is subject,

c)

Enforceability.      This Agreement constitutes a legal, valid and binding obligation of the Licensee, enforceable against A in accordance with its terms.

d)

No Conflict.     The execution of this Agreement, the consummation of the transactions contemplated herein, the performance by the Licensee of its obligations hereunder and the compliance by the Licensee with this Agreement do not violate, contravene or breach, or constitute a default under, the constating instruments or by-laws of the Licensee.

e)

No Broker.     Neither the Licensee nor any of its shareholders, directors, officers, employees or agents has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finders fees, commissions or other amounts with respect to this Agreement or any of the transactions contemplated hereby.

f)

No claims. There are no actions, claims. investigations, arbitrations or other proceedings (whether or not on behalf of the Licensee) pending or threatened to restrain, enjoin or invalidate any transaction contemplated by this Agreement, or that may in the future materially change the financial position of the Licensee as of the Closing Date.

g)

Securities compliance.  The Company is in good standing and has fully complied up to the Closing Date with all obligations and requirements imposed by any securities law, regulation and policy statements including, without limitation that which applies under US securities legislation and any relevant stock exchange.

ARTICLE IV

COVENANTS OF THE LICENSOR

4.1

Intellectual Property Rights.    The Licensor agrees that the Licensee may, in its

own name, take the necessary steps to file and register the Intellectual Property

Rights that are necessary for the exploitation of the Stent in any territory in the world.

ARTICLE V

COVENANTS OF THE LICENSEE

5.1

The Licensee shall, on the Closing Date, deliver to the Licensor at the place of Closing a share certificate representing the Specified Consideration,

5.2

Ongoing covenants.     The Licensee shall:

a)

devote all of its efforts to exploiting the Stent so as to maximize the Licensee's financial returns, which shall include, without limitation, obtaining Regulatory Approval for commercialization in every territory where there is a material market for the Stent;

b)

in every territory where the Licensee shall exploit the Stent, it shall make the required filings and registrations to ensure protection of the Licensor's Intellectual Property Rights and shall, in this respect, comply with Article IV.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1

The representations and warranties of the Licensor contained in this Agreement,

shall survive the completion of the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS OF CLOSING

7.1

Conditions for the Benefit of the Licensee.

This Agreement is subject to the following conditions, each of which is hereby declared to be for the exclusive benefit of the Licensee.  Each condition is to be performed or complied with in all respects at or prior to the Closing Date:

a)

Truth of Representations-and Warranties of  the Licensor. The representations and warranties of the Licensor contained in this Agreement or in any Schedule annexed hereto or in any certificate or other document delivered or given pursuant to this Agreement (considered individually and collectively), shall have been accurate in all material respects as of the date of this Agreement, and shall be true and correct in all material respects as of the Closing Date as though made on such date.

b)

Third Party Approvals.     There shall have been obtained from all appropriate Persons all approvals, consents and assurances, in form and substance reasonably satisfactory to the Licensee’s legal counsel, necessary in order to permit the transactions contemplated herein to be completed without affecting or resulting in the termination, cancellation, modification, amendment, variation or renegotiation of this Agreement.

c)

No Material Change.    From the date hereof up to and including the Closing Date, there shall have been no material adverse change in the business, operations, properties, prospects or condition of the Licensor in connection with the Business and the Subsidiaries, nor shall any change of Law have occurred which, in the reasonable opinion of the Licensee, materially and adversely affects or may materially and adversely affect the Licensor or any Subsidiary.

d)

Litigation.     There shall be no actions, claims, investigations, arbitrations or other proceedings pending or threatened to restrain, enjoin or invalidate any transaction contemplated by this Agreement,

7.2

Non-complience.     If any of the conditions of this Section 7.1 has not been satisfied as of the Closing Date, or if the Licensee is not satisfied for any reason whatsoever with the results of its due diligence investigation, or if Closing has not occurred by for reasons other than the Licensee's failure to comply with its obligations under this Agreement, the Licensee may, at its option, either (i) terminate this Agreement by notice to the Licensor at any time prior to the Closing without further formality, or (ii) proceed with the Closing, without prejudice, in either case, to the Licensee's other rights, recourses and remedies.

7.3

 Conditions for the Benefit of the Licensor.

This Agreement is subject to the following conditions, each of which is hereby declared to be for the exclusive benefit of the Licensor. Each condition is to be performed or complied with in all respects at or prior to the Closing Date.

a)

Truth of representations and Warranties of the Licensee. The representations and warranties of the Licensee contained in this Agreement or in any certificate or other document delivered or given pursuant to this Agreement (considered individually and collectively), shall have been accurate in all material aspects as of the date of this Agreement, and shall be true and correct in all material respects as of the Closing Date as though made on such date.

b)

Financial Statements and tax returns.  The Licensee shall provide, for review by the Licensor:

(i)

its audited financial statements for the past four fiscal years:

(ii)

its tax federal and provincial income tax returns for the past four years as well as relevant notices of assessment and reassessment-,

(iii)

an opinion from the Company's legal counsel certifying that the Company is in good standing in relation to applicable corporate and securities laws.

(iv)

Copy of any contract which, as of the Closing Date, binds the Company to pay, after the Closing Date, any amount in excess of  $1,000.

7.4

Non-compliance.      If any of the conditions of this Section 7.3 has not been satisfied as of the Closing Date, or if the Licensee is not satisfied for any reason whatsoever with the results of its due diligence investigation, or if Closing has not occurred by for reasons other than the Licenseds failure to comply with its obligations under this Agreement, the Licensee may, at its option, either (1) terminate this Agreement by notice to the Licensor at any time prior to the Closing without further formality, or (ii) proceed with the Closing, without prejudice, in either case, to the Licensee's other rights, recourses and remedies.

ARTICLE VIII

TERMINATION

8.1

Termination of Licence

This Licence shall automatically terminate if there is a Material Event of Default in which case all rights presently granted to Licensee by Licensor by virtue of the present Agreement shall be retroceded to Licensor without consideration, effective on the day that Licensor notifies Licensee of such breach.

ARTICLE IX

MISCELLANEOUS

1.1

Announcements.    Prior to Closing, any press release, public announcement or publicity with respect to the transaction contemplated in this Agreement shall be made only with the prior written consent of the Parties unless such release, announcement or publicity is required by Law, in which case the Party required to make such release, announcement or publicity shall use its best efforts to obtain approval of the other Party to the form, nature and extent of such disclosure, which approval shall not be unreasonably withheld, After the Closing, any such press release, public announcement or publicity by the Licensor shall be made only with the prior written consent of the Licensee unless such release, announcement or publicity is required by Law, in which case the Licensor shall use its best efforts to obtain the Licensee's approval to the form, nature and extent of such disclosure, which approval shall not be unreasonably withheld. Unless otherwise determined by a court of competent jurisdiction, the Parties shall keep this Agreement strictly confidential and make no disclosure thereof to any person except the Parties, counsel and advisors and except as may be required in connection with the consummation of the transactions contemplated hereby or as may be required by law, without the prior written consent of the other Party,

9.2

Further Assurances.    Each Party upon the request of the other, whether at or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

9.3

Successors In Interest. This Agreement and the provisions hereof shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns. The Licensor may not assign this Agreement or any of his rights and obligations hereunder without the prior written consent of the Licensee, The Licensee may assign this Agreement and all of the Licensee's rights and obligations hereunder to an affiliate provided however, that such assignment shall not relieve the Licensee of its obligations hereunder.

9.4

 Expenses.    the Licensor shall bear and pay all costs, expenses and fees (including, without limitation, legal counsel and accounting fees and disbursements) incurred by the Licensor in connection with the preparation, execution and consummation of this Agreement and the transactions contemplated hereunder.   The Licensee shall bear and pay all costs, expenses and fees (including, without limitation, legal counsel and accounting fees and disbursements) incurred by it in connection with the preparation, execution and consummation of this Agreement and the transactions contemplated hereunder,

9.5

Counterparts.    This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

9.6

Severability.    Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becornes illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall (a) be severed from any illegal, invalid or unenforceable Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement, and (b) otherwise remain in full force and effect.

9.7

 Governing Law.    This Agreement shall be governed by and interpreted and construed in accordance with the laws presently in force in the Province of British Columbia.

9.8

Entire Agreement.    This Agreement, including the Schedules, constitutes the entire Agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions of the Parties.

9.9

Inconsistency.    This Agreement shall override the Schedules annexed hereto to the extent of any inconsistency.

9.10

Gender.     Any reference in this Agreement to any gender shall include both genders and the neuter, and words herein importing the singular number only shall include the plural and vice versa.

9.11

Currency.   All of the dollar amounts mentioned in this Agreement or in the Schedules annexed hereto shall be in Canadian funds, unless otherwise specifically denominated

9.12

Headings.    The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation hereof.

9.13

Amendment.

No amendment shall be binding unless expressly provided in an instrument duly

executed by the Parties.

9.14

Waiver.    No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a  waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the Parties to be bound thereby.

9.15

For greater certainty, it is provided that, provided the Licensee has assigned its rights in the letter of intent regarding the Stent before Closing to San Antonios Resources (USA) Inc., its US subsidiary, the present agreement shall be read as being made directly with such US subsidiary as Licensee.  Accordingly, Global Precision Medical Inc. shall be construed to have assigned before Closing only its rights under the letter of intent and not the present Agreement or any intellectual property rights granted by the present Agreement.

9.16

Zecotek Holdings Inc. is presently acting as a  agent under a pre-incorporation contract with Global Medical Sciences Ltd.   As soon as possible after Closing, Global Medical Sciences Ltd shall be incorporated and shall ratify the present Agreement and declare Itself bound by it as of Closing with the legal effect that the present Agreement shall be construed as having been concluded on Closing directly with Global Medical Sciences Ltd. In the event that Global Medical Sciences Ltd. is not incorporated or does not so ratify the present Agreement, the present agreement shall be considered to have been concluded with Zecotek Holdings Inc acting as principal..   Zecotek Holdings presently declares that it has boon given the authority to so act by the Scientists and to enter into the present Agreement on this basis and on these conditions.

0.1

Retrocession.   In the event that the Board of  the Licensee resolves to abandon the pursuit of the Stent Intellectual Property Rights, these rights shall be retroceded to the licensor without consideration without further claim or right by the Licensee.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and at the place first above mentioned.

Witnesses:

[LICENSOR]

ZECOTEK HOLDINGS INC.

Acting as agent under a

Pre-incorporation contract

For the benefit of Global Medical

Sciences Ltd.

/s/_Lindsay Semple_____

Per: /s/ Michel Coderre

Name:

Name: Michel Coderre

Title:   CEO

[LICENSEE]

/s/ Boris Weiss__________

Per:  _/s/ Lindsay Semple

Name:

Name:  Lindsay Semple

Title:

CEO

APPENDIX A

STENT SCIENTISTS

Kovneristy, July K

Vytoulev, Oleg A.

Goncharenko, Boris A,

Kulapov, Anatoly K

Partosh, Victor T.

Ivanov, Alexei V.

Cherkasov, Valery A.